Exhibit 99.1

AITX’s RAD Retail Center Client Praises Security Enhancements with RIO for Reducing Crime and Costs

New Case Study Unveils Artificial Intelligence’s Ability for Dramatic Reductions in Crime and Costs, Revealing a 75% Reduction in Crime at Retail Properties

Detroit, Michigan, June 11, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), is pleased to announce the publication of a new case study showcasing the transformative impact of RAD’s RIO™ and ROSA™ units on retail center security. The deployment of these artificial intelligence driven security solutions has significantly enhanced safety and operational efficiency for a regional retail property management company overseeing several retail strip centers in the Midwest and central states.

The case study can be accessed via the RAD website at -

https://radsecurity.com/transforming-retail-center-security-with-rads-rio-and-rosa-units/

The case study highlights how the implementation of 7 RAD RIO™ 360 units and 5 standalone RAD ROSA™ devices has addressed key security challenges, including frequent dumpster diving, high levels of solicitation and loitering, and numerous car break-ins. The RAD units’ AI-driven analytics, high-resolution cameras, and autonomous intelligent response capabilities have provided comprehensive surveillance and effective deterrence, leading to a 75% reduction in car break-ins at one location, plus cost savings across all locations.

Nate Zoellner, Executive Vice President Security Solutions at American Security and Investigations, commented on the success of the deployment: “Implementing RAD’s RIO and ROSA devices has been a game-changer for us. These advanced security solutions have enabled us to capture this key retail property management client, displacing the existing security guarding company.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, expressed his enthusiasm for the widespread acceptance of RAD’s technology: “We are thrilled to see how our dealer, Hudson Services, the property management company, the retail tenants, and local law enforcement have all embraced this new paradigm of security technology. The collaborative effort and positive feedback from all parties involved demonstrate the significant impact of our solutions in creating safer and more secure environments. This case study underscores our commitment to delivering innovative and effective security solutions that meet the evolving needs of our clients.”

Sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz